Exhibit 4.1

SUPPLEMENTAL INDENTURE NO. 9

DATED AS OF MAY 18, 2012

BETWEEN

PROTECTIVE LIFE CORPORATION,

AS ISSUER

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.,

AS TRUSTEE

i

Section 6.05	Tax Treatment	14
Section 6.06	Trustee Not Responsible for Recitals	14
Section 6.07	Governing Law	14
Section 6.08	Severability	14
Section 6.09	Counterparts	14

Exhibit A — Specimen Debenture		A-1

ii

SUPPLEMENTAL INDENTURE NO. 9, dated as of May 18, 2012 (this “Supplemental Indenture”), between Protective Life Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A., a national banking association incorporated and existing under the laws of the United States of America, as trustee (the “Trustee”), supplementing the Subordinated Indenture, dated as of June 1, 1994 (the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to AmSouth Bank N.A.), as trustee.

RECITALS

WHEREAS, the Company executed and delivered the Base Indenture to the Trustee to provide for the future issuance of the Company’s unsecured subordinated debentures, notes or other evidence of indebtedness (the “Securities”), to be issued from time to time in one or more series as might be determined by the Company under the Base Indenture;

WHEREAS, Section 8.1 of the Base Indenture provides that the Company and the Trustee may, without the consent of any Holders, enter into a supplemental indenture to establish the form and terms of the Securities of any series as provided in Sections 2.1 and 3.1 thereof;

WHEREAS, pursuant to Sections 2.1 and 3.1 of the Base Indenture and this Supplemental Indenture (together, the “Indenture”), the Company desires to provide for the establishment of a new series of its Securities to be known as its 6.25% Subordinated Debentures due 2042 (the “Debentures”), with the form and terms thereof as hereinafter set forth; and

WHEREAS, the Company has requested that the Trustee execute and deliver this Supplemental Indenture, and all requirements necessary to make this Supplemental Indenture a valid instrument in accordance with its terms, and to make the Debentures, when executed by the Company and authenticated and delivered by the Trustee, the valid obligations of the Company, have been done and performed, and the execution and delivery of this Supplemental Indenture have been duly authorized in all respects.

NOW, THEREFORE, in consideration of the premises and the purchase and acceptance of the Debentures by the Holders thereof, and for the purpose of setting forth, as provided in the Indenture, the form and substance of the Debentures and the terms, provisions and conditions thereof, the Company covenants and agrees with the Trustee as follows:

ARTICLE 1

DEFINITIONS

Section 1.01         Definitions.

For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

(a)           a term not defined herein that is defined in the Base Indenture has the same meaning when used in this Supplemental Indenture;

(b)           the definition of any term in this Supplemental Indenture that is also defined in the Base Indenture shall supersede the definition of such term in the Base Indenture;

(c)           a term defined anywhere in this Supplemental Indenture has the same meaning throughout;

(d)           the singular includes the plural and vice versa;

(e)           the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision, and any reference to an Article, Section or other subdivision refers to an Article, Section or other subdivision of this Supplemental Indenture;

(f)            headings are for convenience of reference only and do not affect interpretation; and

(g)           the following terms have the meanings given to them in this Section 1.1(g):

“Base Indenture” has the meaning specified in the Recitals of this Supplemental Indenture.

“Business Day” means any day which is not a Saturday, a Sunday, a legal holiday or a day on which banking institutions or trust companies located in New York City are authorized or obligated by law to close.

“Common Stock” means shares of common stock of the Company, including treasury shares and shares sold pursuant to the Company’s dividend reinvestment plans and employee benefit plans.

“Company” has the meaning specified in the Recitals of this Supplemental Indenture.

“Compounded Interest” means accrued and unpaid interest on the Debentures, together with interest thereon, to the extent permitted by applicable law, compounded quarterly at the Coupon Rate.

“Coupon Rate” has the meaning specified in Section 2.04(a) hereof.

“Debentures” has the meaning specified in the Recitals of this Supplemental Indenture.

“Deferral Period” means the period commencing on an Interest Payment Date with respect to which the Company elects or is deemed to elect to defer interest pursuant to Section 2.05 and ending on the earlier of (i) the fifth anniversary of that Interest Payment Date and (ii) the next Interest Payment Date on which the Company has paid all deferred and unpaid amounts (including Compounded Interest) and all other accrued interest on the Debentures.

“Depositary”, with respect to the Debentures, means The Depository Trust Company or any successor clearing agency.

“Event of Default” has the meaning specified in Section 2.06 hereof.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Global Security” means a Security in the form prescribed in Section 2.03 hereof and Exhibit A hereto evidencing all or part of the Debentures registered in the name of the Depositary or its nominee for such series.

“Indenture” has the meaning specified in the Recitals of this Supplemental Indenture.

“Interest Payment Date” means each February 15, May 15, August 15 and November 15, commencing August 15, 2012; provided that, if any such day is not a Business Day, then the Interest Payment Date shall be the immediately succeeding Business Day.

“Interest Payment Period” means the quarterly period from and including an Interest Payment Date to but not including the next succeeding Interest Payment Date, except for the first Interest Payment Period which shall be the period from and including the date of initial issuance of the Debentures (subject to Section 2.01(b) hereof) to but excluding August 15, 2012.

“Maturity Date” has the meaning specified in Section 2.02 hereof.

“NRSRO” means a nationally recognized statistical rating organization within the meaning of Section 3(a)(62) of the Exchange Act.

“Parity Securities” shall have the meaning specified in Section 3.01(b) hereof.

“Purchase Agreement” means that certain Purchase Agreement, dated May 15, 2012, between the Company and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Barclays Capital Inc. and Citigroup Global Markets Inc., as representatives of the underwriters named in Schedule I(a) thereto.

“Regular Record Date” means, with respect to an Interest Payment Date, the February 1, May 1, August 1 or November 1, as the case may be, next preceding such Interest Payment Date, in each case whether or not a Business Day.

“Securities” has the meaning specified in the Recitals of this Supplemental Indenture.

“Securities Registrar” means, with respect to the Debentures, The Bank of New York Mellon Trust Company, N.A., or any other firm appointed by the Company, acting as securities registrar for the Debentures.

“Securities Registrar Office” means the office of the applicable Securities Registrar at which at any particular time its corporate agency business shall principally be administered, which office at the date hereof in the case of The Bank of New York Mellon Trust Company, N.A., in its capacity as Securities Registrar under the Indenture, is located at 505 North 20th Street, Suite 950, Birmingham, Alabama 35203.

“Subsidiary” means, at any time, any Person the shares of stock or other ownership interests of which ordinary have voting power to elect a majority of the board of directors or other managers of such Person are at the time owned or the management and policies of which are otherwise at the time controlled, directly or indirectly through one or more intermediaries (including other Subsidiaries) or both, by another Person.

“Supplemental Indenture” has the meaning specified in the Recitals of this Supplemental Indenture.

“Tax Event” means the receipt by the Company of an opinion of counsel, rendered by a law firm of nationally recognized standing that is experienced in such matters, stating that, as a result of any:  (i) amendment to, or change in, (including any promulgation, enactment, execution or modification of) the laws (or any regulations under those laws) of the United States or any political subdivision thereof or therein affecting taxation, (ii) official administrative pronouncement (including a private letter ruling, technical advice memorandum or similar pronouncement) or judicial decision or administrative action or other official pronouncement interpreting or applying the laws or regulations enumerated in clause (i) above, by any court, government agency or regulatory authority, or (iii) threatened challenge asserted in connection with an audit of the Company or any of its Subsidiaries, or a threatened challenge asserted in writing against any taxpayer that has raised capital through the issuance of securities that are substantially similar to the Debentures, which amendment or change is enacted or effective or which pronouncement or decision is announced or which challenge is asserted against the Company or becomes publicly known on or after the date hereof, there is more than an insubstantial increase in the risk that interest accruable or payable by the Company on the Debentures is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

ARTICLE 2

GENERAL TERMS AND CONDITIONS OF THE DEBENTURES

Section 2.01         Designation, Principal Amount and Authorized Denominations.

(a)           Designation.  Pursuant to Sections 2.1 and 3.1 of the Base Indenture, there is hereby established a series of Securities of the Company designated as the 6.25% Subordinated Debentures due 2042, the principal amount of which to be issued shall be in accordance with Section 2.01(b) hereof and as set forth in any Company Order for the authentication and delivery of Debentures pursuant to Section 3.3 of the Base Indenture, and the form and terms of which shall be as set forth hereinafter.

(b)           Principal Amount.  Debentures in an initial aggregate principal amount of $250,000,000 (or up to $287,500,000 if the underwriters exercise their option to purchase additional Debentures pursuant to the Purchase Agreement) shall, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee or an Authenticating Agent for authentication, and the Trustee or an Authenticating Agent shall thereupon authenticate and deliver said Debentures in accordance with a Company Order.  Additional Debentures may be issued from time to time pursuant to this Supplemental Indenture on the same terms and conditions as the Debentures issued under this Supplemental Indenture in all respects, except for any difference in the issue date, issue price and, if applicable, the first payment of interest thereon and the initial interest accrual date. Additional Debentures issued pursuant to this Supplemental Indenture will be consolidated with, and will form a single series with, the previously outstanding Debentures issued pursuant to this Supplemental Indenture unless such additional Debentures will not be treated as fungible for U.S. tax purposes with the Debentures issued as of the date of this Supplemental Indenture.  Any additional Debentures issued under this Supplemental Indenture will rank equally and ratably in right of payment with the Debentures originally issued under this Supplemental Indenture.

(c)           Authorized Denominations.  The denominations in which Debentures shall be issuable is a minimum of $25 principal amount and integral multiples of $25 thereafter.

Section 2.02         Repayment.

The principal of, and all accrued and unpaid interest on, all Outstanding Debentures shall be due and payable on May 15, 2042 or, if such date is not a Business Day, the following Business Day (the “Maturity Date”).

Section 2.03         Form.

The Debentures shall be substantially in the form of Exhibit A attached hereto and shall be issued in fully registered definitive form without interest coupons.  Principal of and interest on the Debentures issued in definitive form will be payable, the transfer of such Debentures will be registrable and such Debentures will be exchangeable for Debentures bearing identical terms and provisions and notices and demands to or upon the Company in respect of the Debentures and the Indenture may be served at the Corporate Trust Office of the Trustee, and the Company appoints the Trustee as its agent for the foregoing purposes, provided that payment of interest may be made at the option of the Company by check mailed to the Holders at such address as shall appear in the Security Register or by wire transfer in immediately available funds to the bank account number of the Holders specified in writing by the Holders not less than 10 days before the relevant Interest Payment Date and entered in the Security Register by the Securities Registrar.  The Debentures may be presented for registration of transfer or exchange at the Securities Registrar Office.  The Debentures are initially solely issuable as Global Securities. The Depository Trust Company is hereby designated as Depositary. Registered Debentures shall be physically transferred to all beneficial owners in definitive form in exchange for their beneficial interests in a Global Security if the Depositary with respect to such Global Securities notifies the Company that it is unwilling or unable to continue as Depositary for such Global Security or the Depositary ceases to be a clearing agency registered under the Exchange Act, as the case may be, and a successor Depositary is not appointed by the Company within 90 days of such notice.

In addition, beneficial interests in the Global Securities may be exchanged for definitive certificated Debentures upon request by or on behalf of the Depositary in accordance with customary procedures following the request of a beneficial owner seeking to exercise or enforce its rights under such Debentures in connection with an Event of Default. If the Company determines at any time that the Debentures shall no longer be represented by a Global Security, the Company shall inform the Depositary of such determination which will, in turn, notify participants of their right to withdraw their beneficial interest from the Global Security. If such participants then elect to withdraw their beneficial interests, the Company shall issue certificates in definitive form in exchange for such beneficial interests in the Global Security. Any Global Security, or portion thereof, that is exchangeable pursuant to this Section 2.03 shall be exchangeable for Debenture certificates registered in the names directed by the Depositary.

Section 2.04         Interest.

(a)           From and including the date of issuance up to but excluding the Maturity Date or earlier Redemption Date, as applicable, the Debentures will bear interest, accruing from the date of initial issuance (except as further described in the following sentence), at the per annum rate of 6.25% (the “Coupon Rate”), payable quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on August 15, 2012.

(b)           Interest payments will include accrued interest from and including the last date in respect of which interest has been paid or duly provided for to, but excluding, the next succeeding Interest Payment Date, the Maturity Date or the Redemption Date, as the case may be.  The amount of interest payable for any full Interest Payment Period will be computed on the basis of a 360-day year of twelve thirty-day months, and the amount of interest payable for any period shorter than a full Interest Payment Period for which interest is computed will be computed on the basis of thirty-day months and, for periods of less than a thirty-day month, the actual number of days elapsed per thirty-day month.

(c)           Otherwise than in connection with the maturity or early redemption of the Debentures or the payment in whole or in part of deferred or overdue interest on the Debentures, interest on the Debentures may be paid only on an Interest Payment Date.  Notwithstanding the preceding sentence, in the event that any Interest Payment Date is not a Business Day, then payment of interest payable on such Interest Payment Date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay).

(d)           To the extent permitted by applicable law, interest not paid when due hereunder, including, without limitation, all deferred interest, will accrue and compound quarterly at the Coupon Rate on each Interest Payment Date until paid. References to the term “interest” in this Indenture shall include such Compounded Interest.

(e)           For so long as the Debentures are represented by one or more Global Securities, the interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Base Indenture, be paid to the Person in whose name the Debentures (or one or more Predecessor Securities) are registered at the close of business on the day next preceding the Interest Payment Date, which shall be the record date for such Interest Payment Date; provided that, in the event the Debentures at any time are not represented solely by one or more Global Securities, the Company may select a different record date for such Interest Payment Date, which shall be at least one Business Day before an Interest Payment Date.  Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders of Debentures on such record date, and may be paid to the Person in whose name the Debentures (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, notice whereof shall be given to the registered Holders of Debentures not less than 10 days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange.

Section 2.05         Interest Deferral.

(a)           Option to Defer Interest Payments.

(i)            So long as no Event of Default with respect to the Debentures has occurred and is continuing, the Company shall have the right on one or more occasions, to defer the payment of interest on the Debentures for one or more Interest Payment Periods up to five consecutive years, provided that no Deferral Period shall extend beyond the Maturity Date, the earlier accelerated maturity date of the Debentures or other redemption in full of the Debentures.  If the Company shall fail to pay interest on the Debentures on any Interest Payment Date, the Company shall be deemed to elect to defer payment of such interest on such Interest Payment Date, unless the Company shall pay such interest in full within five Business Days after any such Interest Payment Date.  If the Company shall have paid all deferred interest on the Debentures, the Company shall have the right to elect to begin a new Deferral Period pursuant to this Section 2.05.

(ii)           During a Deferral Period, interest will continue to accrue on the Debentures at the Coupon Rate, compounded quarterly, as of each Interest Payment Date to the extent permitted by applicable law.

(iii)          The Company shall pay all deferred interest in accordance with the provisions of Section 3.7 of the Base Indenture applicable to Defaulted Interest.

(b)           Payment of Deferred Interest.  On the Maturity Date or if the principal amount of the Debentures shall have been accelerated and such acceleration has not been rescinded, the Company shall pay all accrued and unpaid interest, including deferred interest, from any available funds.  On any Interest Payment Date the Company may pay any accrued and unpaid interest from any available funds.

(c)           Notice of Deferral.  The Company shall provide written notice to the Trustee and the Holders of the Debentures of its election to commence or continue any Deferral Period at least one Business Day and not more than sixty Business Days prior to the applicable Interest Payment Date.  Notice of the Company’s election of a Deferral Period shall be given to the Trustee and each Holder of Debentures at such Holder’s address appearing in the Security Register by first-class mail, postage prepaid.  Notwithstanding the foregoing, the failure of the Company to provide notice in accordance with this Section 2.05(c) of its election to commence or continue any Deferral Period, including any deemed election as provided in Section 2.05(a)(i), shall not affect the validity of such deferral hereunder.

Section 2.06         Events of Default.

Solely for purposes of the Debentures, Section 5.1 of the Base Indenture shall be deleted and replaced by the following:

Section 5.1.            EVENTS OF DEFAULT.

“Event of Default”, wherever used herein with respect to the Debentures, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1)           default in the payment of interest in full, including Compounded Interest, on any Debenture for a period of 30 days after the conclusion of a five-year period following the commencement of any Deferral Period or on the Maturity Date;

(2)           default in the payment of principal of or premium, if any, on any Debenture on the Maturity Date or upon redemption;

(3)           failure by the Company to comply in any material respect with any of its agreements or covenants in, or any of the provisions of, the Indenture with respect to the Debentures (other than an agreement, covenant or provision for which non-compliance is elsewhere in this Section specifically dealt with), and such non-compliance continues for a period of 60 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Debentures, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder;

(4)           a default under any mortgage, agreement, indenture or instrument under which there may be issued, or by which there may be secured, guaranteed or evidenced any Debt of the Company (including this Indenture) whether such Debt now exists or shall hereafter be created, in an aggregate principal amount then outstanding of $25,000,000 or more, which default (A) shall constitute a failure to pay any portion of the principal of such Debt when due and payable after the expiration of any applicable grace period with respect thereto or (B) shall result in such Debt becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled, or such Debt shall not be paid in full within a period of 30 days after there has been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Debentures a written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled or to pay in full such Debt and stating that such notice is a “Notice of Default” hereunder; (it being understood however, that the Trustee shall not be deemed to have knowledge of such default under such agreement or instrument unless either (A) a Responsible Officer of the Trustee shall have actual knowledge of such default or (B) a Responsible Officer of the Trustee shall have received written notice thereof from the Company or from any Holder); provided, however, that if such default under such agreement or instrument is remedied or cured by the Company or waived by the holders of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action upon the part of either the Trustee or any of such Holders; provided, further, that the foregoing shall not apply to any secured Debt under which the obligee has recourse (exclusive of recourse for ancillary matters such as environmental indemnities, misapplication of funds, costs of enforcement and the like) only to the collateral pledged for repayment so long as the fair market value of such collateral does not exceed 2% of Total Assets at the time of the default;

(5)           the Company or Protective Life Insurance Company, pursuant to or within the meaning of any Bankruptcy Law, (A) commences a voluntary case or proceeding, (B) consents to the entry of an order for relief against it in an involuntary case or proceeding, (C) consents to the appointment of a Custodian of it or for all or substantially all of its property, (D) makes a general assignment for the benefit of its creditors (E) makes an admission in writing of its inability to pay its debts generally as they become due or (F) takes corporate action in furtherance of any such action; or

(6)           a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (A) is for relief against the Company or Protective Life Insurance Company, in an involuntary case, (B) adjudges the Company or Protective Life Insurance Company as bankrupt or insolvent, or approves as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or Protective life Insurance Company, or appoints a Custodian of the Company or Protective Life Insurance Company, or for all or substantially all of its property, or (C) orders the liquidation of the Company or Protective Life Insurance Company, and the order or decree remains unstayed and in effect for 60 days.

The Trustee shall have no right or obligation under the Indenture or otherwise to exercise any remedies on behalf of the Holders of the Debentures in connection with any failure by the

Company to comply with any covenant or warranty of the Company contained in the Base Indenture (other than any covenant referred to in Section 5.1(1) or (2)), unless the Trustee is directed to exercise such remedies pursuant to and subject to the provisions of Section 5.8 of the Base Indenture.  If an Event of Default has occurred under Section 5.1(5) or Section 5.1(6), the principal of and accrued but unpaid interest on the Debentures shall automatically, and without any declaration or other action on the part of the Trustee or any Holder of the Debentures, become immediately due and payable.  In connection with any such exercise of remedies, the Trustee shall be entitled to the same immunities and protections and remedial rights (other than acceleration) as if such failure to comply were an Event of Default.  The Trustee shall not be charged with knowledge or notice of any such failure to comply unless and until it shall have received the foregoing direction under Section 5.8 of the Base Indenture.

Section 2.07         Securities Registrar; Paying Agent.

The Company appoints The Bank of New York Mellon Trust Company, N.A. as Security Registrar and Paying Agent with respect to the Debentures.

Section 2.08         Subordination.

The subordination provisions of Article 12 of the Base Indenture shall apply to the Debentures, provided that, for purposes of such Article 12, Senior Indebtedness will not include (A) (1) the 7 1/2% Trust Originated Preferred Securities, Series D, issued by PLC Capital Trust III, (2) the 7 1/4% Trust Originated Preferred Securities, Series E, issued by PLC Capital Trust IV, (3) the 6 1/8% Trust Originated Preferred Securities, Series F, issued by PLC Capital Trust V, or (4) the subordinated debentures and guarantees of the Company issued under the Base Indenture and relating to the Trust Originated Preferred Securities in clauses (B)(1), (2) and (3), which, in each case, shall rank equally in right of payment and upon liquidation to the Debentures, or (B) (1) any indebtedness which by its terms ranks equally with the Debentures in right of payment and upon liquidation, (2) any indebtedness which by its terms is subordinated to the Debentures in right of payment and upon liquidation (including, without limitation, the Company’s 7.25% Capital Securities due 2066), which shall rank junior in right of payment and upon liquidation to the Debentures, (3) any indebtedness incurred for the purchase of goods or material or for services obtained in the ordinary course of business, which shall rank equally in right of payment and upon liquidation to the Debentures, or (4) indebtedness owed by the Company to its subsidiaries, which shall rank equally in right of payment and upon liquidation to the Debentures.

Section 2.09         Satisfaction, Discharge and Defeasance.

The provisions of Article 4 of the Base Indenture shall apply to the Debentures.

ARTICLE 3

COVENANTS

Section 3.01         Dividend and Other Payment Stoppages.

So long as any Debentures remain Outstanding, if the Company shall have given notice of its election to defer interest payments on the Debentures but the related Deferral Period has not yet commenced or a Deferral Period is continuing, the Company shall not, and shall not permit any Subsidiary of the Company to:

(a)           declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of capital stock of the Company other than:

(i)            purchases or acquisitions of shares of the Company’s capital stock in connection with the satisfaction by the Company of its obligations under any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors, consultants or agents of the Company or its subsidiaries, or in connection with the satisfaction by the Company of its obligations under any dividend reinvestment plan;

(ii)           purchases or acquisitions of shares of the Company’s capital stock in satisfaction of the Company’s obligations under any contract or security requiring it to purchase shares of its capital stock entered into prior to the commencement of the deferral period;

(iii)          as a result of a reclassification of any series or class of the Company’s capital stock, or the exchange or conversion of one class or series of the Company’s capital stock for or into another class or series of its capital stock;

(iv)          the purchase of fractional interests in shares of the Company’s capital stock pursuant to an acquisition or the conversion or exchange provisions of that capital stock or the security being converted or exchanged;

(v)           dividends or distributions of the Company’s capital stock, or rights to acquire capital stock, or repurchases or redemptions of capital stock, in each case solely from the issuance or exchange of capital stock;

(vi)          any declaration of a dividend in connection with the implementation of a shareholder rights plan, or issuances of capital stock under any such plan in the future, or redemptions or repurchases of any rights outstanding under a shareholder rights plan; or

(vii)         acquisitions of the Company’s capital stock in connection with acquisitions of businesses made by the Company (which acquisitions are made by the Company in connection with the satisfaction of indemnification obligations of the sellers of such businesses); or

(b)           make any payment of principal, premium, if any, or interest on, or repay, repurchase or redeem, any of the Company’s debt securities or guaranties that rank equally with the Debentures (the “Parity Securities”) or junior to the Debentures, other than (i) any payment of current or deferred interest on Parity Securities made pro rata to the amounts due on such Parity Securities (including the Debentures) and any payments of deferred interest on Parity Securities that, if not made, would cause the Company to breach the terms of the instrument governing such Parity Securities; or (ii) any payment of principal on Parity Securities necessary to avoid a breach of the instrument governing such Parity Securities.

ARTICLE 4

REDEMPTION OF THE DEBENTURES

Section 4.01         Redemption.

(a)           The Debentures shall be redeemable in accordance with Article 10 of the Base Indenture, except to the extent otherwise provided in this Supplemental Indenture:

(i)            in whole at any time or in part from time to time on or after May 15, 2017; or

(ii)           in whole, but not in part, at any time prior to May 15, 2017, within 90 days after the occurrence of a Tax Event;

provided that no partial redemption pursuant to Section 4.01(a)(i) shall be effected (x) unless at least $25 million aggregate principal amount of the Debentures shall remain Outstanding after giving effect to such redemption and (y) if the principal amount of the Debentures shall have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest, shall have been paid in full on all Outstanding Debentures for all Interest Payment Periods terminating on or before the Redemption Date.

(b)           Notwithstanding any provision of Article 10 of the Base Indenture to the contrary, the Debentures shall be subject to partial redemption only in the amount of $25 and integral multiples of $25 in excess thereof.

Section 4.02         Redemption Price.

The Redemption Price for any redemption pursuant to Section 4.01 will be equal to (1) in the case of any redemption pursuant to Section 4.01(a)(i), 100% of the principal amount of the Debentures being redeemed, plus accrued and unpaid interest to but excluding the Redemption Date or (2) in the case of any redemption pursuant to Section 4.01(a)(ii), $26 per $25 principal amount of the Debentures being redeemed, plus accrued and unpaid interest to but excluding the Redemption Date.

ARTICLE 5

ORIGINAL ISSUE OF DEBENTURES

Section 5.01                            Original Issue of Debentures.

Debentures in the aggregate principal amount not to exceed $250,000,000 (or up to $287,500,000 if the underwriters exercise their option to purchase additional Debentures pursuant to the Purchase Agreement), except as provided in Section 2.01(b) hereof, may, upon execution of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall thereupon authenticate and deliver said Debentures to or upon the written order of the Company, signed by its Chief Executive Officer, its President, or any Vice President (or more senior officer) and its Treasurer or an Assistant Treasurer, without any further action by the Company.

Section 5.02                            Calculation of Original Issue Discount.

If during any calendar year any original issue discount shall have accrued on the Debentures, the Company shall file with each Paying Agent (including the Trustee if it is a Paying Agent) by January 31 of the following calendar year (a) a written notice specifying the amount of original issue discount (including daily rates and accrual periods) accrued on Outstanding Debentures as of the end of such year and (b) such other specific information relating to such original issue discount as may then be relevant under the Internal Revenue Code of 1986, as amended from time to time.

ARTICLE 6

MISCELLANEOUS

Section 6.01                            Effectiveness.

This Supplemental Indenture will become effective upon its execution and delivery.

Section 6.02                            Effect of Recitals.

The recitals contained herein and in the Debentures, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company, and neither the Trustee nor any Authenticating Agent assumes any responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture or of the Debentures. Neither the Trustee nor any Authenticating Agent shall be accountable for the use or application by the Company of the Debentures or the proceeds thereof.

Section 6.03                            Ratification of Base Indenture; Conflicts.

The Base Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided.  In the event of any conflict between this Supplemental Indenture and the Base Indenture or the provisions set forth in the certificates of Debentures, as the case may be, this Supplemental Indenture shall control.

Section 6.04                            Debentures Unaffected by Other Supplemental Indentures.

None of the Company’s supplemental indentures to the Base Indenture entered into prior to the date hereof applies to the Debentures. To the extent the terms of the Base Indenture are amended by any of such other supplemental indenture, no such amendment shall relate or apply to the Debentures.  To the extent the terms of the Base Indenture are amended as provided herein, no such amendment shall in any way affect the terms of any such other supplemental indenture or any other series of Securities.  This Supplemental Indenture shall relate and apply solely to the Debentures.

Section 6.05                            Tax Treatment.

The Company agrees, and by acceptance of a Debenture or a beneficial interest in a Debenture each Holder of a Debenture and any Person acquiring a beneficial interest in a Debenture agrees, to treat the Debentures as indebtedness for United States federal income tax purposes.

Section 6.06                            Trustee Not Responsible for Recitals.

The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof.

Section 6.07                            Governing Law.

This Supplemental Indenture, the Indenture as supplemented hereby and the Debentures shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflict of laws.

Section 6.08                            Severability.

In case any provision in this Supplemental Indenture, the Indenture as supplemented hereby or in the Debentures shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 6.09                            Counterparts.

This Supplemental Indenture may be executed in any number of counterparts each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

(Corporate Seal)	PROTECTIVE LIFE CORPORATION, as Issuer

	By:	/s/Richard J. Bielen
		Name:	Richard J. Bielen
		Title:	Vice Chairman and
Chief Financial Officer

	By:	/s/Carl S. Thigpen
		Name:	Carl S. Thigpen
		Title:	Executive Vice President and
Chief Investment Officer

Attested:

By:	/s/Holly Brown
	Name:	Holly Brown
	Title:	Assistant Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/Charles S. Northen, IV
	Name:	Charles S. Northen, IV
	Title:	Vice President

[Signature Page to Supplemental Indenture No. 9]

Exhibit A

[FORM OF FACE OF DEBENTURE]

[UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF DTC OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN DTC OR SUCH NOMINEE, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.](1)

(1)                              Insert in Global Securities.

No.	Principal Amount: $
Issue Date:	CUSIP No.: 743674608

PROTECTIVE LIFE CORPORATION

6.25% Subordinated Debentures due 2042

PROTECTIVE LIFE CORPORATION, a corporation organized and existing under the laws of Delaware (hereinafter called the “Company”, which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to [Cede & Co.](2) , or registered assigns, the principal sum of               Dollars ($                 ), and all accrued and unpaid interest thereon on May 15, 2042 or, if such date is not a Business Day, the following Business Day (the “Maturity Date”).

The Company further promises to pay interest on said principal sum from             , 2012 or from the most recent interest payment date to which interest has been paid or duly provided for.  Until the Maturity Date or earlier Redemption Date, each Debenture will bear interest at the per annum rate of 6.25% (the “Coupon Rate”) payable (subject to the interest deferral provisions of Section 2.05 of the Supplemental Indenture) quarterly in arrears on February 15, May 15, August 15 and November 15 of each year (each such date, an “Interest Payment Date”), commencing on August 15, 2012, and (to the extent that payment of such interest is enforceable under applicable law) on any overdue installment of interest at such interest rate, compounded quarterly.  Interest payments will include accrued interest from and including the last date in respect of which interest has been duly paid or provided for to, but not including, the next succeeding Interest Payment Date, the Maturity Date or the Redemption Date, as the case may be.  The amount of interest payable for any full Interest Payment Period will be computed on the basis of a 360-day year of twelve thirty-day months, and the amount of interest payable for any period shorter than a full Interest Payment Period for which interest is computed will be computed on the basis of thirty-day months and, for periods of less than a thirty-day month, the actual number of days elapsed per thirty-day month.

In the event that any date on which interest is payable on this Debenture is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay).  For so long as the Debentures are represented by one or more Global Securities, the interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Base Indenture, be paid to the Person in whose name this Debenture (or one or more Predecessor Securities) is registered at the close of business on the day next preceding the Interest Payment Date, which shall be the record date for such Interest Payment Date; provided that in the event the Debentures at any time are not represented solely by one or Global Securities, the Company may select a different record date for such Interest Payment Date, which shall be at least one Business Day before an Interest Payment Date.  Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such record date, and may be paid to the Person in whose name the

(2)                              Insert in Global Securities.

Debentures (or one or more Predecessor Securities) is registered at the close of business on a special record date to be fixed by the Trustee for the payment of such defaulted interest after the Company has deposited with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest, notice whereof shall be given to the registered Holders of this series of Debenture not less than ten days prior to such special record date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Debentures may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture.

The principal of (and premium, if any) and the interest (including Compounded Interest) on this Debenture shall be payable at the office or agency of the Trustee maintained for that purpose in the United States, in any coin or currency of the United States of America which at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check mailed to the registered Holder at such address as shall appear in the Security Register; provided further that, notwithstanding the foregoing provisions of this sentence, for so long as the Depositary (as defined in the Indenture referred to on the reverse hereof) is the Holder of all of the Debentures Outstanding, and provided that the Depositary has provided wire transfer instructions to the Company or the Paying Agent in a timely manner prior to each Interest Payment Date (which it may do by standing instructions) designating an account of the Depositary or its nominee at a commercial bank in the United States to which it wishes payments of interest on the Debentures to be made, the Company shall pay interest on the Debentures by wire transfer of federal (same day) funds to the account of the Depositary or its nominee in accordance with such wire transfer instructions.

The indebtedness evidenced by this Debenture is, to the extent provided in the Indenture, subordinate and subject in right of payment to the prior payment in full of all Senior Indebtedness, and this Debenture is issued subject to the provisions of the Indenture with respect thereto.  Each Holder of this Debenture by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on its behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee its attorney-in-fact for any and all such purposes.  Each Holder hereof, by its acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now Outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

As provided in the Indenture, so long as no Event of Default has occurred and is continuing, the Company shall have the right on one or more occasions, to defer the payment of interest for one or more Interest Payment Periods up to five consecutive years, provided that no Deferral Period shall extend beyond the Maturity Date, the earlier accelerated maturity date hereof or other redemption in full hereof.  If the Company shall fail to pay interest hereon on any Interest Payment Date, the Company shall be deemed to elect to defer payment of such interest on such Interest Payment Date, unless the Company shall pay such interest in full within five Business Days after any such Interest Payment Date.  If the Company shall have paid all deferred interest hereon, the Company shall have the right to elect to begin a new Deferral Period as provided in the Indenture.

Reference is hereby made to the further provisions of this Debenture set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Debenture shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Any additional Debentures issued under the same CUSIP as this Debenture shall be fungible with this Debenture for U.S. federal income tax purposes.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: , 2012

(Corporate Seal)	PROTECTIVE LIFE CORPORATION

By:
		Name:	Richard J. Bielen
		Title:	Vice Chairman and
Chief Financial Officer

By:
		Name:	Carl S. Thigpen
		Title:	Executive Vice President and
Chief Investment Officer

Certificate of Authentication

This is one of the Securities referred to in the within-mentioned Indenture.

The Bank of New York Mellon Trust
Company, N.A., as Trustee

By:
Authorized Signatory

REVERSE OF SECURITY

This Debenture is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under a Subordinated Indenture, dated as of June 1, 1994 (herein called the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (as successor in interest to AmSouth Bank N.A.), as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), as supplemented and amended by the Supplemental Indenture, dated as of May 18, 2012, between the Company and the Trustee (the “Supplemental Indenture”, and together with the Base Indenture, the “Indenture”), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Debentures, and of the terms upon which the Debentures are, and are to be, authenticated and delivered.  The terms of the Debentures include those stated in the Indenture, and the Debentures are subject to all such terms.  This Debenture is one of the series designated on the face hereof, initially limited in aggregate principal amount to $250,000,000 (or up to $287,500,000 if the underwriters exercise their option to purchase additional Debentures pursuant to the Purchase Agreement).

All terms used in this Debenture that are defined in the Indenture shall have the meanings assigned to them in the Indenture.

This Debenture shall be redeemable at the option of the Company in accordance with the terms of the Indenture.  In particular, this Security is redeemable:

(a)                                  in whole at any time or in part from time to time on or after May 15, 2017; or

(b)                                 in whole, but not in part, at any time prior to May 15, 2017 within 90 days after the occurrence of a Tax Event;

provided that no such partial redemption shall be effected (x) unless at least $25 million aggregate principal amount of Securities of this series shall remain Outstanding after giving effect to such redemption and (y) if the principal amount of the Debentures of this series shall have been accelerated and such acceleration has not been rescinded or unless all accrued and unpaid interest, including deferred interest, shall have been paid in full on all Outstanding Debentures for all Interest Payment Periods terminating on or before the Redemption Date.

Notice of redemption shall be mailed at least 30 but not more than 60 days before the Redemption Date to each Holder of Securities of this series to be redeemed at its registered address.  The notice of redemption for such Debentures shall state, among other things, the amount of Debentures to be redeemed, the Redemption Date, if not then ascertainable, the manner in which the Redemption Price shall be calculated and the place or places that payment shall be made upon presentation and surrender of such Debenture to be redeemed.  Unless the Company defaults in the payment of the Redemption Price together with accrued interest, interest will cease to accrue on any Debentures that have been called for redemption on the Redemption Date.

In the event of redemption of this Debenture in part only, a new Debenture or Debentures for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

Installments of accrued and unpaid interest whose Stated Maturity is on or prior to the Redemption Date will be payable to the Holders of the Debentures, or one or more Predecessor Securities, registered as such at the close of business on the relevant Regular Record Dates according to their terms.

The Indenture contains provisions for satisfaction, discharge and defeasance of the entire indebtedness on this Debenture, upon compliance by the Company with certain conditions set forth therein.

The Debentures are not entitled to the benefit of any sinking fund.

If an Event of Default with respect to the Debentures shall occur and be continuing, the principal of the Debentures may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected.  The Indenture also contains provisions permitting Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences.  Any such consent or waiver by the Holder of this Debenture shall be conclusive and binding upon such Holder and upon all future Holders of this Debenture and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Debenture.

No reference herein to the Indenture and no provision of this Debenture or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Debenture at the times, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Debenture is registrable in the Security Register, upon surrender of this Debenture for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on this Debenture are payable duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Debentures, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Debenture are issuable only in registered form without coupons in denominations of $25 and any integral multiples of $25 in excess thereof.  As provided in the Indenture and subject to certain limitations therein set forth, Debentures are exchangeable for a like aggregate principal amount of Debentures of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Debenture is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No recourse shall be had for the payment of the principal of or the interest on this Debenture, or for any claim based hereon, or otherwise in respect hereof, or based on or in respect of the Indenture, against any incorporator, shareholder, officer or director, past, present or future, as such, of the Company or of any predecessor or successor corporation, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issuance hereof, expressly waived and released.

THIS DEBENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned assigns and transfers this Debenture to:

(Insert assignee’s social security or tax identification number)

(Insert address and zip code of assignee)

agent to transfer this Debenture on the books of the Security Registrar.  The agent may substitute another to act for him or her.

Dated:	Signature:

Signature Guarantee:

(Sign exactly as your name appears on the other side of this Security)

Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Securities Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Securities Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.